                                                                            EXHIBIT 12

                                 COMPUTATION OF RATIO OF
                                EARNINGS TO FIXED CHARGES
                                       (UNAUDITED)

                                              Fiscal Year Ended September 30
                                  1994        1993        1992        1991        1990
                                    $           $           $           $           $
EARNINGS:

Income Before Interest
 Charges (2)                     127,885     125,742     118,222     110,240     109,781
Allowance for Borrowed
 Funds Used in Construct.            209         174       1,088       2,278       1,273
Federal Income Tax                36,630      21,148      17,680      (3,929)     17,435
State Income Tax                   6,309       2,979       3,426         342       2,419
Deferred Inc. Taxes - Net(3)       4,857      16,923      14,130      26,880       7,657
Invest. Tax Credit - Net            (685)       (698)       (711)       (746)       (798)
Rentals (1)                        5,730       5,621       5,857       4,915       4,915


                                 180,935     171,889     159,692     139,980     142,682

FIXED CHARGES:

Interest and Amortization
 of Premium and Discount
 on Funded Debt                   36,699      38,507      39,949      41,916      37,236
Interest on Commercial
 Paper and Short-Term
 Notes Payable                     5,599       7,465      12,093      11,933      12,521
Other Interest (2)                 3,361       4,727       6,958       9,679       9,298
Rentals (1)                        5,730       5,621       5,857       4,915       4,915

                                  51,389      56,320      64,857      68,443      63,970
Ratio of Earnings to
 Fixed Charges                      3.52        3.05        2.46        2.05        2.23

Notes:

<FN1>  Rentals shown above represent the portion of all rentals (other than delay rentals) deemed representative of the interest factor.

<FN2>  The fiscal years ended 9/30/94 and 9/30/93 reflect the reclassification of $1,674 and $1,374, respectively, representing the loss on reacquired debt amortized during each period, from Other Interest Charges to Operation Expense.

<FN3>  Deferred Income Taxes - Net for the fiscal year ended 9/30/94 excludes the cumulative effect of changes in accounting.
